EXHIBIT 99.1


Gasco
------
Energy



For Release at 8:30 AM EDT on October 10, 2007
                    GASCO ENERGY UPDATES UINTA BASIN ACTIVITY

DENVER - (PR Newswire) - October 10, 2007 - Gasco Energy, Inc. (AMEX: GSX) today provided an interim operations update on its Riverbend Project in Utah's Uinta Basin.

Quarterly Production
Estimated cumulative net production for the quarter ended September 30, 2007 was 990 million cubic feet equivalent (MMcfe) a 4.5% increase over the third quarter of 2006. Gasco has elected to curtail its Utah production operations, which constitute approximately 100% of its net production, due to low gas prices which averaged $2.93 per MMBtu during the quarter. Significant price differentials associated with limited pipeline capacity and increasing regional supply has resulted in low Rocky Mountain prices, specifically in the Uinta Basin. Given the current takeaway capacity, Gasco has delayed completions in new wells and up-hole recompletions in existing wells. The Company expects to increase activity during November and December as natural gas prices are expected to rebound with increased winter demand.

Gasco reported an increase in year-over-year quarterly production volumes despite its decision to curtail production and delay completion and re-completion activity. Curtailed and facilities-constrained net volumes for the quarter are estimated to be approximately 130 MMcf, or 1.4 MMcf/d.


------------------------------------------------------------------------------------------------------------------------------------
Gasco Energy Net Production Detail*
------------------------------------------------------------------------------------------------------------------------------------


                                 Three-months ended                Three-months ended                  Nine-months ended
                                Sept 30,   June 30,               Sept 30,   Sept 30,                 Sept 30,   Sept 30,
                                  2007       2007   % Change        2007       2006     % Change      2007       2006    % Change
                                  ----      -----     ------        ----       ----       ------      ----       ----      ------

Natural Gas / MMcf                 928      1,052      (11.8)%       928        913         1.6%      2,981      2,622      13.7%
Oil / MBbls                       10.3       11.9      (13.4)%      10.3        5.7        80.7%       30.6       14.8      106.8%
Natural Gas Equivalents / MMcfe    990      1,124      (11.9)%       990        947         4.5%      3,165      2,711      16.7%
-------------------------------- ---------- --------- ------------ ---------- ---------- ------------- ---------- ------- ----------

*Includes Q307 preliminary production estimates. Company estimates may differ from the actual results to be reported in its forthcoming filing on Form 10-Q for the quarter-ended September 30, 2007.

Drilling Activity
During the third quarter of 2007, Gasco spudded eight gross wells (2.0 net) and reached total depth on nine gross wells (2.4 net) in Utah. All of these wells were drilled to target the Blackhawk Spring Canyon trend. Of these eight wells, Gasco elected to drill two wells into the deeper Mancos Formation. One well, targeted the Upper Mancos shale and the second targeted approximately one half of the Mancos Shale interval. The second well, the Federal 21-19, was drilled to a total depth of 14,800 feet and penetrated approximately 1,950 feet of Mancos interval. This well was drilled in 20.5 total days from surface casing to total depth, averaging 722 feet per day. This was a 7% improvement, when compared to the average drilling time of 19 days achieved for the last 10 wells drilled to the Blackhawk Spring Canyon formation at approximately 12,800 feet, for an average of 673 feet per day. The Company is currently running three drilling rigs on its Riverbend project. Two of these are capable of drilling significantly into the Mancos Formation. Gasco is evaluating the testing of the Mancos Shale on a well-by-well basis.

Completion Activity
During the quarter, Gasco conducted initial completion operations on five operated (2.8 net) wells. During the first nine months of 2007, Gasco conducted initial completion operations on 14 operated wells (8.0 net) and re-entered one operated well to complete behind-pipe pay zones. The Company also participated in the completion of one outside operated well (0.25 net). At September 30, 2007, Gasco operated 103 gross producing wells and currently has an inventory of 10 operated wells awaiting initial completion operations and 28 operated wells with up-hole recompletions.

Mancos Shale Test - Riverbend Project, Utah
Gasco's Federal #14-31 (100% working interest) was spud during the second quarter of 2007 and was completed in five Mancos shale stages in August. Gasco currently estimates potential reserves from the Mancos interval at 1.2 to 2.0 Bcfe. From its preliminary analysis, Gasco believes that approximately 67% of the production from the Mancos shale in our area is from the upper half of the Mancos formation. The Federal 21-19 was drilled to a depth of 14,800 feet based on this analysis. The 21-19 was drilled about 2.5 miles north of the initial Mancos test, the Federal 14-31, and preliminary results indicate a similar geologic section and an equal amount of natural fracturing as the upper Mancos in the Federal 14-31. This test resulted in only 4.5 days of incremental drilling with a total cost to drill and log of $250,000, as estimated from daily drilling records. We expect the well to require three stages of fracing in the Upper Mancos interval with an estimated completion cost of $750,000 to $800,000 bringing the total cost to drill and complete this incremental interval to $1.00 to $1.25 million for reserve potential of .75 to 1.5 Bcf.

Mark Erickson, President and CEO said: "We continue to see significant reductions in drilling time along with lowering overall completed well costs. Rig 99 is on the verge of setting new drilling time records as crews become better trained and more familiar with the modern rig's operating capabilities. The Mancos continues to prove itself. The first well's production is holding up well. The recent well drilled faster than we projected and identified extensively fractured intervals in the upper half of the Mancos. These results support our belief that we can add significant production and reserves from this interval with finding costs below what we have historically experienced. We're excited about the opportunity to expand the Mancos program as we go forward."

Third Quarter 2007 Results
Gasco expects to announce its third quarter results on November 1, 2007 and will schedule a conference call to discuss those results. Details of the call will be announced at a later date.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and petroleum exploitation and development and production company engaged in locating and developing hydrocarbons resources, primarily in the Rocky Mountain region. To learn more, visit www.gascoenergy.com.


Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in Item 1. of the Company's 2006 amended Form 10-K filed with the Securities and Exchange Commission on April 5, 2007.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044